Exhibit 10.6

AMENDED AND RESTATED INVESTOR PURCHASE AGREEMENT

This AMENDED AND RESTATED INVESTOR PURCHASE AGREEMENT, dated March 4, 2019 (this “Agreement”), by and among Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), Affinion Group, Inc. (the “Issuer”, and, together with the Company, the “Affinion Parties” and each individually, an “Affinion Party”)) and Elliott Management Corporation, (together with its affiliates, “Elliott”), Metro SPV LLC (“ICG”), Mudrick Capital Management, LP (“Mudrick”), Corbin ERISA Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P. (collectively, “Corbin”), Empyrean Capital Partners, L.P. (together with its affiliates, “Empyrean”, and together with Elliott, ICG, Mudrick, and Corbin, the “Investors”) amends and restates that certain investor purchase agreement, dated March 1, 2019, by and among the Affinion Parties and the Investors (the “Original Investor Purchase Agreement”). The foregoing parties hereto are collectively referred to as the “Parties” and each individually is referred to as a “Party.” Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Support Agreement, dated as March 1, 2019, by and among the Affinion Parties, on the one hand, and certain holders of debt and equity of the Affinion Parties, on the other hand (such agreement, together with all exhibits, term sheets, schedules and annexes thereto, as amended, restated or otherwise modified pursuant to the terms thereof, the “Support Agreement”).

WHEREAS, concurrently with the execution of the Original Investor Purchase Agreement, the Affinion Parties commenced implementing an out-of-court restructuring in accordance with the terms and conditions set forth in the Support Agreement and the agreements contemplated thereby (the “Recapitalization”) relating to the existing equity, debt and other obligations of the Company and certain of its subsidiaries;

WHEREAS, the Recapitalization provides for (i) an exchange offer pursuant to which the Company will offer to all holders of the Issuer’s outstanding Senior Cash 12.5%/PIK Step-Up to 15.5% Notes due 2022 (the “Existing Notes”) to exchange their Existing Notes (the “Exchange Offer”) (x) to the extent such Existing Notes are tendered on or prior to the Expiration Time (as defined in the Offering Memorandum, as defined below), for a newly created class of common stock, par value $0.01 per share, of the Company (the “Class M Common Stock”), which will, by operation of the Merger, be cancelled and the holders thereof shall receive shares of a new common stock, par value $0.000001, of the surviving Company (the “New Common Stock”) and, to the extent necessary, New Penny Warrants in lieu of New Common Stock, as consideration therefor, and (y) to the extent such Existing Notes are tendered on or prior to the Consent Time (as defined in the Offering Memorandum, as defined below), for the right to subscribe for their pro rata portion of up to $288.0 million aggregate principal amount of the Issuer’s new 18% Senior PIK Notes due 2024 (the “New Notes”), (ii) a consent solicitation relating to the Existing Notes to eliminate substantially all of the restrictive covenants and certain events of default and related provisions from the indenture governing the Existing Notes, and (iii) the offer, issuance and sale (the “Noteholder Rights Offering”) of up to $288.0 million aggregate principal amount of New Notes, pursuant to the terms in that certain Confidential Offering Memorandum, Consent Solicitation, Rights Offering and Disclosure Statement, to be dated on or about March 4, 2019 (the “Offering Memorandum”);

WHEREAS, the Recapitalization provides that immediately after the consummation of the Exchange Offer, AGHI Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of the Company (“Merger Sub”) will merge with and into the Company, with the Company as the surviving entity (the “Merger”), as a result of which (i) the existing Class C Common Stock, par value $0.01 per share, and Class D Common Stock, par value $0.01 per share, will be cancelled and the holders thereof will receive $0.01 per share as merger consideration, (ii) the existing common stock, par value $0.01 per share, of the Company (the “Existing Common Stock”) will be cancelled and the holders thereof will receive Investor Warrants of the surviving Company as merger consideration and (iii) the Class M Common Stock will be cancelled and the holders thereof will receive New Common Stock as merger consideration;

WHEREAS, if the Affinion Parties do not consummate a Recapitalization, then the Affinion Parties may seek to restructure the debt and certain of their other obligations of the Company, to cancel the existing equity interests of the Company and to recapitalize in accordance with the terms and conditions set forth in the Support Agreement through jointly-administered voluntary cases commenced by the Affinion Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (together with any court with jurisdiction over the Chapter 11 Cases, the “Bankruptcy Court”) pursuant to a prepackaged plan of reorganization (as may be amended, restated, supplemented, or otherwise modified from time to time, the “Plan”) (the “In-Court Restructuring” and, together with the Recapitalization, the “Transactions” and each of the Recapitalization and the In-Court Restructuring, a “Transaction”);

WHEREAS, the In-Court Restructuring provides, among other things, that the percentage of New Notes to be offered in the Noteholder Rights Offering will be increased to 100% and the Equityholder Rights Offering (as defined herein) would be eliminated;

WHEREAS, the Investors have reviewed the Support Agreement;

WHEREAS, subject to the terms and conditions hereof, each Investor has agreed to purchase, to the extent required by this Agreement, (i) New Notes issuable to it upon the full exercise of its Subscription Rights and (ii) its Purchase Percentage of Unsubscribed New Notes; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

Section 1. Definitions. The following terms will have the meaning set forth below:

“Additional Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person, including any funds or accounts managed by, or entities under common management of, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affinion Parties” has the meaning assigned to it in the Preamble.

“Agreement” has the meaning assigned to it in the Preamble.

“Bankruptcy Code” has the meaning assigned to it in the Recitals.

“Bankruptcy Court” has the meaning assigned to it in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Chapter 11 Cases” has the meaning assigned to it in the Recitals.

“Claim” has the meaning assigned to it in Section 5.04(a) hereof.

“Claim Proceeding” has the meaning assigned to it in Section 5.04(b) hereof.

“Class M Common Stock” has the meaning assigned to it in the Recitals.

“Closing Date” has the meaning assigned to it in Section 2.03(a) hereof.

“Company” has the meaning assigned to it in the Preamble.

“Defaulting Investor” has the meaning assigned to it in Section 8.15 hereof.

“Elliott” has the meaning assigned to it in the Preamble.

“Equityholder Rights Offering” means the offering to holders of Existing Common Stock and Existing Warrants to purchase up to their pro rata share of $12.0 million aggregate principal of New Notes to be issued in the Transaction, as described in the Support Agreement.

“Escrow Funding Date” has the meaning assigned to it in Section 2.02(b) hereof.

“Exchange Offer” has the meaning assigned to it in the Recitals.

“Existing Common Stock” has the meaning assigned to it in the Recitals.

“Existing Notes” has the meaning assigned to it in the Recitals.

“Existing Warrant Agreement” means that certain Warrant Agreement, dated as of May 10, 2017, by and among Affinion Holdings and American Stock Transfer & Trust Company LLC, as warrant agent.

“Existing Warrants” means the warrants to purchase Existing Common Stock issued pursuant to the Existing Warrant Agreement.

“Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“In-Court Restructuring” has the meaning assigned to it in the Recitals.

“Indemnifying Party” has the meaning assigned to it in Section 5.04(a) hereof.

“Indenture” means the indenture governing the New Notes.

“Initial Financing Premium” has the meaning assigned to it in Section 2.03(c) hereof.

“Investment” means the purchase of New Notes by an Investor in an amount equal to its Investment Amount.

“Investment Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Investment Notice” has the meaning assigned to it in Section 2.02(b) hereof.

“Investors” has the meaning assigned to it in the Preamble.

“Issuer” has the meaning assigned to it in the Preamble.

“Judgments” mean, collectively, judgments, orders, injunctions, decrees, rulings, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, or by settlement or agreement, arbitration or otherwise).

“Laws” means, collectively, laws, codes, statutes, regulations, requirements, variances, writs, ordinances of any Governmental Authority or Judgments.

“Loss” means any liability, charge, legal action or proceeding, assessed interest, penalty, tax, fee, obligation of any kind or nature (whether accrued or fixed, or absolute or contingent), loss, damage, claim, cost or expense, including court costs and reasonable attorneys’ fees and expenses and disbursements.

“Merger” has the meaning assigned to it in the Recitals.

“Merger Sub” has the meaning assigned to it in the Recitals.

“New Common Stock” has the meaning assigned to it in the Recitals.

“New Notes” has the meaning assigned to it in the Recitals.

“New Penny Warrants” means penny warrants to purchase New Common Stock, which warrants shall have substantially the same terms, mutatis mutandis, as set forth in the Existing Warrant Agreement.

“Noteholder Rights Offering” has the meaning assigned to it in the Recitals.

“Offering Memorandum” has the meaning assigned to it in the Recitals.

“Party” has the meaning assigned to it in the Preamble.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Plan” has the meaning assigned to it in the Recitals.

“Post-Pre-Emptives Diluted Equity” means the fully diluted shares of New Common Stock after giving effect to issuances pursuant to the Exchange Offer, the Merger, the Preemptive Offer and this Agreement, but excluding the Investor Warrants or any other derivative securities, rights to acquire New Common Stock or issuances of New Common Stock pursuant to the MIP.

“Purchase” means the purchase of New Notes by an Investor in an amount equal to its Purchase Amount.

“Purchase Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Purchase Percentage” means, with respect to an Investor, the applicable percentage amount for such Investor as set forth on Schedule A hereof.

“Related Parties” has the meaning assigned to it in Section 8.13 hereof.

“Rights Offering” means, (i) in the case of the Recapitalization, the Noteholder Rights Offering for 96% of the New Notes and the Equityholder Rights Offering for 4% of the New Notes and (ii) in the case of the In-Court Reorganization, the Noteholder Rights Offering for 100% of the New Notes.

“Subscription Amount” has the meaning assigned to it in Section 2.02(b) hereof.

“Subscription Rights” means the right to subscribe for New Notes provided to holders of Existing Notes and holders of Existing Common Stock and Existing Warrants as described in the terms of the Offering Memorandum.

“Support Agreement” has the meaning assigned to it in the Preamble.

“Term Sheet” means the term sheet attached to the Support Agreement.

“Transaction” has the meaning assigned to it in the Recitals.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Trustee” means the trustee under the New Notes.

“Unsubscribed New Notes” means an aggregate principal amount of New Notes equal to (1) $300.0 million minus (2) the sum of (x) the aggregate Subscription Amount for all Investors and (y) the aggregate principal amount of New Notes duly subscribed for (including by payment of the purchase price for such New Notes on or prior to the Escrow Funding Date) by persons (other than the Investors) in accordance with the Offering Memorandum or the Equityholder Rights Offering.

“Voting Percentage” means, with respect to an Investor, as of any date of determination, the principal amount of Existing Notes held by such Investor over the aggregate principal amount of Existing Notes as of the date hereof. For the avoidance of doubt, for purposes of this calculation, (i) any Existing Notes held by an Investor that are tendered in the Exchange Offer and (ii) any Existing Notes held by any other holder thereof in respect of which any Investor has the right to subscribe for New Notes in the Rights Offering, shall, in each case, be considered held by such Investor for purposes of this definition.

Section 2. The Exchange Offer and Financing

2.01 The Exchange Offer and the Offer. The Company and the Issuer will commence, administer and consummate the Exchange Offer and the Rights Offering in accordance with the Support Agreement. The Exchange Offer and the Rights Offering shall be conducted and consummated by and among the applicable Affinion Party and the participants therein on the terms, subject to the conditions and limitations and in accordance with the procedures set forth herein and in the Support Agreement.

2.02 Financing.

(a) On and subject to the terms and conditions hereof, each Investor hereby agrees (i) to fully exercise all Subscription Rights, based on such Investor’s aggregate principal amount of Existing Notes or Existing Common Stock and Existing Warrants, as the case may be, in accordance with the terms of the Offering Memorandum and the Equityholder Rights Offering, (ii) on the Closing Date, to duly purchase, at par (and the Issuer agrees to sell to such Investor) a principal amount of New Notes equal to such Investor’s Subscription Amount (as defined below), and (iii) on the Closing Date, to duly purchase, at par (and the Issuer agrees to sell to such Investor) a principal amount of New Notes equal to such Investor’s Purchase Amount (as defined below).

(b) On or before the eighth (8th) Business Day following the Consent Time (the “Escrow Funding Date”), the Issuer shall notify each Investor in writing (the “Investment Notice”) of:

(i) the aggregate principal amount of New Notes duly subscribed for (including by payment of the purchase price for such New Notes on or prior to the Escrow Funding Date) by (x) holders of Existing Notes and (y) holders of Existing Common Stock and Existing Warrants;

(ii) the principal amount of New Notes (excluding Unsubscribed New Notes) to be issued and sold by the Issuer to such Investor as a result of such Investor’s full exercise of its Subscription Rights (the “Subscription Amount”);

(iii) the aggregate principal amount of Unsubscribed New Notes, if any, and the aggregate purchase price required for the purchase thereof;

(iv) the principal amount of Unsubscribed New Notes (based upon such Investor’s Purchase Percentage) to be issued and sold by the Issuer to such Investor and the aggregate purchase price thereof (as it relates to each Investor, such Investor’s “Purchase Amount”, and, together with the Subscription Amount, the “Investment Amount”); and

(v) the account information (including wiring instructions) for the account to which such Investor shall deliver and pay the Investment Amount.

(c) Each Investor hereby agrees to take all actions and execute and deliver all documents required to execute its Purchase and exercise all its obligations as a purchaser of New Notes through the termination of this agreement as set forth in Section 8.10 herein.

2.03 Payment; Closing. (a) Each Investor hereby agrees to pay its Investment Amount, by wire transfer of immediately available funds to an account designated by the Issuer, by 10:00 a.m., New York City time, (i) in the case of a Recapitalization, on the closing date of the Rights Offering, which is expected to be the third business day following the expiration of the Exchange Offer, so long as (x) all conditions to the Investors obligations hereunder have been satisfied or waived in accordance with the terms hereof, (y) all conditions to the consummation of the Exchange Offer and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the Recapitalization in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the Recapitalization, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the Recapitalization) or (ii) in the event of an In-Court Restructuring, on the effective date of the Plan so long as (x) all conditions to the Investors obligations hereunder have been satisfied or waived in accordance with the terms hereof, (y) all conditions to the consummation of the Plan and the Rights Offering have been satisfied or waived in accordance with the terms thereof and (z) all conditions to the occurrence of the effective date of the In-Court Restructuring in accordance with the Support Agreement have been satisfied or waived in accordance with the Support Agreement (other than those conditions that are to be satisfied by action taken upon the effectiveness of the In-Court Restructuring, but subject to the satisfaction or waiver of such conditions upon the effectiveness of the In-Court Restructuring) (the “Closing Date”).

(b) On the Closing Date, the Issuer shall take all necessary actions with the Trustee to have the New Notes be issued in accordance with the New Indenture, and shall notify the Investors of any actions required to be taken by, or on behalf of the Investors through their respective broker, for the New Notes purchased by any Investor on the Closing Date to be credited to such Investor. All New Common Stock and New Penny Warrants, if any, issued in connection with the Funding Premium will be issued in book entry uncertificated form, and the Transfer Agent shall send each Investor a statement reflecting ownership of the New Common Stock and New Penny Warrants, as applicable, held by such Investor.

(c) The Issuer hereby agrees to issue to the Investors on the Closing Date, whether or not the Investors effect a Purchase but subject to the occurrence of the Closing Date and the provisions of this Section 2.03(c), (i) both (1) $45,000,000 in aggregate principal amount of New Notes and (2) New Common Stock representing, in the aggregate, 12.5% of the Post-Pre-Emptives Diluted Equity (collectively, the “Initial Financing Premium”) and (ii) $12,000,000 in aggregate principal amount of New Notes (the “Additional Financing Premium” and, together with the Initial Financing Premium, the “Financing Premium”). The Financing Premium shall be deemed earned on the Closing Date, and paid (1) in the case of the Initial Financing Premium, to each Investor pro rata in accordance with such Investor’s Purchase Percentage and (2) in the case of the Additional Financing Premium, to the Investors indicated on Schedule B hereto in the amount indicated across from such Investors name thereon, in each case, in consideration for the Investors’ execution of this Agreement; provided, however, that the Issuer will not be obligated to pay the Financing Premium to an Investor if such Investor is in material default as of the Closing Date under any of its obligations the satisfaction of which is required to effect the Transaction or the Support Agreement and such default is not cured by such Investor on or before (i) with respect to a default under this Agreement, the fifth (5th) Business Day following the Issuer’s delivery of a notice of such breach to such Investor, and (ii) with respect to a default under the Support Agreement, the end of the applicable cure period under the Support Agreement.

(d) To the extent the acquisition of New Common Stock would result in an Investor beneficially owning 19.9% or more of the New Common Stock, and such Investor’s acquisition of New Common Stock would require the consent of, or notice to, a governmental authority (including without limitation the U.K. Financial Conduct Authority), and such consent has not been obtained, or notice has not been given, such Investor shall receive (i) New Common Stock in an amount resulting in such Investor holding a beneficial ownership stake of 19.9% of the New Common Stock and (ii) an amount of New Penny Warrants exercisable into the amount of New Common Stock such Investor would have received above such 19.9% threshold.

Section 3. Representations and Warranties of the Affinion Parties. The representations and warranties set forth in Section 17(b) of the Support Agreement are hereby incorporated by reference herein and shall apply mutatis mutandis to this Agreement. Each Affinion Party makes such representations and warranties on the date hereof and on the Closing Date.

Section 4. Representations and Warranties of each Investor. Each Investor represents and warrants, severally and not jointly, to the Issuer as of the date hereof as follows:

4.01 Such Investor has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.02 This Agreement has been duly executed and delivered by such Investor. This Agreement is the legal, valid, and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.03 Such Investor is not a party to any contracts or other agreements that would conflict with, restrict, or prohibit such Investor’s ability to fulfill its obligations under this Agreement.

4.04 Such Investor is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act); (ii) an institutional “accredited investor” (within the meaning of Rule 501 (a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act); (iii) an “institutional account” with the meaning of FINRA Rule 4512(c); or not subject to a disqualification described in Rule 506(d) of Regulation D under the Securities Act.

4.05 Such Investor acknowledges that it has had the opportunity to speak with a representative of the Affinion Parties and to obtain and review information reasonably requested by such Investor from the Affinion Parties.

4.06 Such Investor understands that it may be required to bear the economic risk of its investment in the New Notes indefinitely, and is able to bear such risk and the risk of a complete loss of its investment in the New Notes.

4.07 Such Investor understands that the New Notes, the New Common Stock and the New Penny Warrants have not been registered under the Securities Act or any state securities laws and that the New Notes, the New Common Stock and the New Penny Warrants are being offered to such Investor in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and regulations and agrees that the Affinion Parties may rely upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the New Notes, the New Common Stock and the New Penny Warrants. Such Investor understands that there is no established market for the New Notes, the New Common Stock or the New Penny Warrants and that no public market for the New Notes, the New Common Stock or the New Penny Warrants may develop. Such Investor understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the New Notes, the New Common Stock or the New Penny Warrants or the fairness or suitability of the investment in the New Notes, the New Common Stock or the New Penny Warrants, nor have such authorities passed upon or endorsed the merits of the Exchange Offer or the Rights Offering. Such Investor understands that the New Notes, the New Common Stock and the New Penny Warrants will be subject to certain transfer restrictions, including, as set forth in the Stockholders Agreement to be adopted in the Transactions, the Company’s Fifth Amended and Restated Certificate of Incorporation and as otherwise described in the Offering Memorandum.

4.08 Such Investor is acquiring the New Notes, New Common Stock and New Penny Warrants for investment purposes only for the account of such Investor and not for distribution in violation of any federal or state securities laws.

Section 5. Additional Covenants. The Issuer, the Company and the Investor hereby agree and covenant as follows:

5.01 Legends. The certificates evidencing New Penny Warrants to be issued hereunder, if any, will bear the legend as set forth in the New Warrant Agreement.

5.02 Further Assurances. From time to time after the date of this Agreement, the Parties hereto shall execute, acknowledge and deliver to the other Parties such other instruments, documents, and certificates and will take such other actions as the other Parties may reasonably request in order to consummate the Transactions.

5.03 Commercially Reasonable Efforts. The Affinion Parties shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied and to consummate the Transactions.

5.04 Indemnity and Reimbursement.

(a) Indemnity. Each of the Company and the Issuer (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless each Indemnified Party (as defined below) for any Losses in connection with, arising from or relating to any direct or third party claim, litigation, investigation or proceeding (collectively, a “Claim”) brought in connection with any act or omission in connection with, arising from or relating to this Agreement, the Exchange Offer, the Rights Offering or the consummation of the transactions contemplated by this Agreement; provided, that the foregoing indemnity will not, as to each Indemnified Party, apply to any Losses (i) to the extent it is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Party; and/or (ii) arising out of any Claim made or initiated by such Indemnified Party, including any such Claim for breach of this Agreement. As used herein, an “Indemnified Party” shall mean an Investor, its Affiliates and its and their directors, officers, partners, members, employees, agents, counsel, advisors, representatives and assignees.

(b) Procedures. Promptly after receipt by an Indemnified Party of knowledge that a Claim exists (a “Claim Proceeding”), such Indemnified Party will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, promptly (and in any event within ten Business Days) notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Party otherwise than on account of this Section 5.04. In case any such Claim Proceedings are brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided that if the defendants in any such Claim Proceedings include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Claim Proceedings on behalf of such Indemnified Party. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such Claim Proceedings and approval by such Indemnified Party of counsel, the Indemnifying Party shall not be liable to such Indemnified Party for expenses incurred by such Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless (x) such Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the preceding sentence, (y) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of commencement of the Claim Proceedings or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Party.

(c) Settlements. The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party shall indemnify the Indemnified Party from and against any Loss by reason of such settlement, subject to the rights of the Indemnifying Party in Section 5.04(a) to claim exemption from its indemnity obligations. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement of any Claim Proceeding unless such settlement (i) includes an explicit and unconditional release of all Indemnified Parties from the party bringing such Claim Proceeding, (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party and (iii) does not include any equitable remedy or obligation of any kind binding on the Indemnified Party. The obligations of the Indemnifying Party under this Section 5.04 shall survive any termination or rejection of this Agreement.

(d) Reimbursement. Each of the Company and the Issuer shall also reimburse Elliott, ICG and Mudrick as agreed in writing by such party and the Company and the Issuer; provided that the terms of such written agreements shall in no way limit any amounts payable to the Indemnified Parties under this Section 5.

Section 6. Conditions to Investors’ Obligations.

6.01 Conditions to Investors’ Obligations. The obligation of the Investors to consummate the Investment on the Closing Date shall be subject to the satisfaction of each of the following conditions on the Closing Date:

(a) Representations and Warranties. The representations and warranties of each of the Affinion Parties set forth in Section 17(b) of the Support Agreement (and incorporated by reference herein) shall be true and correct in all material respects as if made at and as of the Closing Date (except for (i) representations and warranties already so qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, and (ii) representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(b) Performance. The Affinion Parties shall have performed in all material respects its obligations hereunder required to be performed by them at or prior to the Closing Date;

(c) Restructuring Support Agreement. The Support Agreement shall not have terminated, and no material default thereunder by any Affinion Party shall have occurred and be continuing, unless waived in writing by the requisite Holders under the Support Agreement or cured within the time period specified in, and otherwise in accordance with, the Support Agreement;

(d) Effectiveness of Definitive Documentation. All conditions to the effectiveness set forth in (i) the Amended Senior Secured Credit Agreement, the Supplemental Indenture, the New Indenture, the Charter Amendment, the New Warrant Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Warrant Agreement Amendment and, (ii) in the event of the In-Court Restructuring, the Plan and the DIP/Cash Collateral Documents, shall have occurred or been waived in accordance with the terms thereof (other than the consummation of this Agreement) and the transactions contemplated by the Definitive Documentation (in the form attached to, or as otherwise provided in, the Support Agreement upon execution and delivery thereof) shall not have been amended or modified in any material respect without the consent of the Investors;

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the Support Agreement;

(f) Subscription Notice. The Issuer shall have delivered to each Investor a Subscription Notice in accordance with Section 2.02;

(g) Financing Premium. The Affinion Parties shall have issued or shall issue to the applicable Investors on the Closing Date, the Financing Premium as set forth in Section 2.03(c);

(h) Other Agreements. The Company and each applicable Affinion Party shall substantially concurrently with the consummation of the Investment execute (i) the Amended Senior Secured Credit Agreement, the Supplemental Indenture, the New Indenture, the Charter Amendment, the New Warrant Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Warrant Agreement Amendment and, (ii) in the event of the In-Court Restructuring, the Plan and the DIP/Cash Collateral Documents.

(i) Closing Certificate. Each of the Affinion Parties shall have furnished to the Investors prior to 9:00 a.m., New York City time, on the Closing Date, a certificate, signed by an executive officer of such Affinion Party and dated as of the Closing Date, to the effect that the conditions specified in Sections 6.01(a) and 6.01(b) have been satisfied.

(j) Credit Agreement Amendment. The Credit Agreement Amendment is effective and operative substantially concurrently with the consummation of the Investment on the Closing Date.

(k) Second Lien Credit Facility Payments. All payments required to be made by the Affinion Parties with respect to the Second Lien Credit Facility pursuant to the terms of the Support Agreement shall be made substantially concurrently with the consummation of the Investment on the Closing Date.

Section 7. Conditions to the Issuer’s Obligations

7.01 Conditions to Issuer’s Obligations. The obligations of the Issuer to issue New Notes, New Common Stock and New Penny Warrants, if any, to each Investor in respect of its Investment pursuant to Section 2 (but not the obligations of the Company, or the Issuer in respect of its indemnification obligations pursuant to Section 5.04) are subject to the satisfaction (or the waiver by the Issuer) of the following conditions as of the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of the Investor set forth in Sections 4.01, 4.02, and 4.04 must be true in all respects as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and (ii) the other representations and warranties of the Investor set forth in Section 4 shall be true and correct in all material respects as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(b) Performance. The Investor shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date; provided, however, that a default by Investors whose obligations to fund have been or are fully satisfied by a non-Defaulting Investor (as defined below) shall not give rise to the ability of the Affinion Parties to fail to consummate the Transactions contemplated hereby.

(c) No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the Investment or the consummation of the other Transactions;

(d) Effectiveness of Term Sheet. All conditions to the effectiveness set forth in the Term Sheet shall have occurred or been waived in accordance with the terms thereof (other than the consummation of this Agreement) and the transactions contemplated by the Term Sheet (in the form attached to the Support Agreement upon execution and delivery thereof) shall not have been amended or modified in any material respect without the consent of the Issuer; and

(e) Restructuring Support Agreement. The Support Agreement shall not have terminated and no material default thereunder by the Investor shall have occurred and be continuing, unless waived in writing by the Company or cured within the time period specified in, and otherwise in accordance with, the Support Agreement.

Notwithstanding anything herein to the contrary, in the event that the Transaction (including, for the avoidance of doubt, the Merger, Exchange Offer and the Rights Offering) is consummated and, in connection therewith, the Investor performed in all material respects its obligations hereunder and under the Support Agreement required to be performed by it at or prior to the Closing Date, all of the foregoing closing conditions in this Section 7.01, to the extent not satisfied as of the Closing Date, shall be deemed waived by the Company and Issuer.

Section 8. Miscellaneous.

8.01 Notices. All notices, requests, consents, and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally recognized overnight courier, or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

If to the Investors:

As specified on the signature pages hereto,

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of Americas

New York, NY 10020

Attention: Jonathan Michels, Esq.

Electronic mail: jmichels@whitecase.com

Covington & Burling LLP

620 Eighth Avenue

New York, NY 10018-1405

Attention: Kelly Labritz, Esq.

Electronic mail: klabritz@cov.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Elina Tetelbaum, Esq.

Electronic mail: etetelbaum@wlrk.com

If to the Company or Issuer:

c/o Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: Brian Fisher, Esq.

Facsimile: 203-956-1206

Electronic mail: bfisher@affiniongroup.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: David H. Botter, Sarah Link Schultz & Rosa A. Testani

Facsimile: 212-872-1002

Electronic mail: dbotter@akingump.com, sschultz@akingump.com, & rtestani@akingump.com

8.02 No Survival of Representations and Warranties, etc.. None of the representations and warranties made in Section 3 or Section 4 hereof shall survive the termination of this Agreement.

8.03 Assignment. This Agreement is intended to bind and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 8.03 shall be deemed to permit any transfer other than in accordance with the terms of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement, and nothing expressed or referred to in this Agreement will be construed to give any person, other than the Parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, the Investor, may assign its rights and obligations hereunder to any Affiliate thereof, provided that any such assignment shall not release such Party from any of its obligations under this Agreement to the extent such obligations are not satisfied by any Affiliate to which such obligations are assigned.

8.04 Entire Agreement; Several Obligations. This Agreement, including the terms of the agreements contemplated hereby and referred to herein contain the entire agreement by and between the Company, the Issuer and the Investors with respect to the Transactions and supersedes all prior agreements and representations, written or oral, with respect thereto. To the extent there is an inconsistency between the provisions in this Agreement and the agreements contemplated hereby and referred to herein, the provisions in this Agreement shall control.

8.05 Waivers and Amendments.

(a) Any provision of this Agreement (including its Exhibits, Annexes, Schedules, and any attachments thereto) may be amended or waived, if, and only if, such amendment or waiver is in writing and signed by (i) the Affinion Parties; (ii) Investors having, in the aggregate, a Voting Percentage equal to at least 70%; (iii) if any amendment or waiver increases the Investment Amount or decreases the Financing Premium of an Investor set forth in this Agreement, Investors having, in the aggregate, a Voting Percentage equal to at least 85% and (iv) if any amendment or waiver materially disproportionately adversely affects an Investor (as compared to any other Investor), such Investor.

(b) Any waiver of any obligation by the Affinion Parties shall be signed by the Investors. Any waiver by any of the Affinion Parties need not be signed by any Investor.

(c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.06 Choice of Laws; Submission to Jurisdiction; Waiver of Jury Trial. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the Parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed and enforced in accordance with the internal laws of the State of New York without regard to any conflicts of laws principles (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would result in the application of the law of another jurisdiction. Each Party to this Agreement agrees that, in connection with any legal suit or proceeding arising with respect to this Agreement, it shall submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or the applicable New York state court located in New York County and agrees to venue in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.07 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.08 Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed to be part of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

8.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Termination. Unless otherwise agreed to in writing by the Parties hereto, the rights and obligations of the Parties under this Agreement shall terminate:

(a) upon the termination of the Support Agreement pursuant to its terms;

(b) if the Company and the Investors agree to terminate this Agreement;

(c) on the date on which the Exchange Offer and the Rights Offering in the Recapitalization are consummated; or

(d) on the date on which the Rights Offering in the In-Court Restructuring is consummated in accordance with the Plan.

Regardless of the termination of this Agreement pursuant to this Section 8.10, (i) the Parties shall remain liable for breaches of this Agreement prior to its termination and (ii) the Company and the Issuer shall remain liable for the indemnity and reimbursement obligations set forth in Section 5.04.

8.11 No Interpretation Against Drafter. This Agreement is the product of negotiations between the Parties hereto represented by counsel, and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

8.12 Specific Performance. Without limiting the rights of each Party hereto to pursue all other legal and equitable rights available to such Party for any other Party’s failure to perform each of its obligations under this Agreement, it is understood and agreed by each of the Parties that any breach of or threatened breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach or threatened breach.

8.13 No Recourse Against Related Parties. Notwithstanding anything to the contrary set forth in this Agreement, none of the Parties’ Related Parties or any of their Related Parties (in each case other than the Affinion Parties, the Investor or any of their respective assignees under this Agreement) shall have any liability, personal or otherwise, or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement for any breach, loss, or damage for (i) any damages suffered as a result of the failure of the Exchange Offer or the Rights Offering to be consummated and (ii) any other damages suffered as a result of or under this Agreement and the Transactions (or in respect of any oral representations made or alleged to be made in connection herewith or therewith). As used herein, “Related Parties” of a person or entity means any of its former, current, and/or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, advisors, Affiliates, subsidiaries, members, managers, general or limited partners or assignees.

8.14 [Reserved].

8.15 Defaulting Investors. At any time following the date hereof and prior to the Closing Date, if any Investor has materially breached this Agreement, including any representation, warranty or covenant contained herein and, if such provision can be cured, has not been cured within 5 days of notice from the Affinion Parties or an Investor that has not materially breached this Agreement (such defaulting Investor, a “Defaulting Investor”), (i) the non-Defaulting Investors shall have the obligation, based on relative amount of the Defaulting Investor’s Purchase Percentage assumed, to acquire such Defaulting Investors’ Purchase Percentage (provided, that to the extent Elliott is a Defaulting Investor, the acquisition obligation set forth in this clause (i) shall not apply) and (ii) prior to any acquisition under clause (i), (x) such Defaulting Investors’ Purchase Percentage shall not be included in any calculation for purposes of determining any vote or otherwise under this Agreement other than Section 7.01(b) of this Agreement or the Support Agreement and (y) such Defaulting Investors shall not have any rights under this Agreement.

Upon the acquisition of any Defaulting Investors’ Purchase Percentage, the Investors and the Affinion Parties shall prepare an updated Schedule A. Each of the Affinion Parties and the Investors shall cooperate in good faith to negotiate any reallocation of the Purchase Percentages in connection with the acquisition of a Defaulting Investors’ Purchase Percentage in accordance with this Section 8.15. For the avoidance of doubt, the performing Investors that acquire such Defaulting Investors’ Purchase Percentage, shall be entitled to their pro rata amount, based on such Investor’s Purchase Percentage (adjusted for the removal of the Defaulting Investors’ Purchase Percentage), of the Financing Premium of such Defaulting Investor.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AFFINION GROUP HOLDINGS, INC.

/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

AFFINION GROUP, INC.

/s/ Gregory S. Miller
Name:	Gregory S. Miller
Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer

[Signature Page to A&R Investor Purchase Agreement]

INVESTORS

Name of Institution: Elliott Associates, L.P.

By: Elliott Capital Advisors, L.P., as general partner

By: Braxton Associates, Inc., as general partner

By:	/s/Elliott Greenberg
Name:	Elliot Greenberg
Title:	Vice President
Address:	40 West 57th Street, 30th Floor New York, NY

Name of Institution: Elliott International, L.P.

By: Hambledon, Inc., its General Partner

By: Elliott International Capital Advisors Inc., as attorney-in-fact

By:	/s/Elliott Greenberg
Name:	Elliot Greenberg
Title:	Vice President
Address:	40 West 57th Street, 30th Floor
New York, NY

[Signature Page to A&R Investor Purchase Agreement]

Name of Institution: Metro SPV LLC

By:	/s/ Andrew Hawkins
Name:	Andrew Hawkins
Title:	Authorized Signatory
Address:	600 Lexington Avenue, 24th Floor
New York, NY 10022

Name of Institution: Mudrick Capital Management, LP

By:	/s/ John O’Callaghan
Name:	John O’Callaghan
Title:	Corporate Secretary
Address:	527 Madison Avenue, 6th Floor
New York, NY 10022
Email:	JMudrick@mudrickcapital.com; SMurugavell@mudrickcapital.com

Name of Institution: Corbin Capital Partners, L.P.

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel
Address:	590 Madison Avenue, 31st Floor
New York, NY 10022

Name of Institution: Empyrean Capital Partners, L.P.

By:	/s/ C. Martin Meekins
Name:	C. Martin Meekins
Title:	Authorized Signatory
Address:	10250 Constellation Blvd., Suite 2950
Los Angeles, CA 90067

[Signature Page to A&R Investor Purchase Agreement]

Schedule A

Investor	Purchase Percentage
Elliott	60.041407%
ICG	15.133506%
Mudrick	14.654599%
Empyrean	9.020552%
Corbin	1.149936%

Schedule B

Investor	Additional Financing Premium Amount
Elliott	$4,000,000
Mudrick	$4,000,000
Empyrean	$4,000,000